                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13 G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. )



                          MICROSTRATEGY INCORPORATED
                     ------------------------------------
                               (Name of Issuer)


                             Class A Common Stock
                   ----------------------------------------
                        (Title of Class of Securities)


                                  594972 10 1
                      -----------------------------------
                                (CUSIP Number)



                                 June 10, 1998
      -------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d-1(b)
[_]    Rule 13d-1(c)
[x]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                               Page 1 of 6 Pages

------------------------------
CUSIP NO. 594972 10 1
------------------------------
-------------------------------------------------------------------------------
   NAME OF REPORTING PERSON
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   Michael J. Saylor
--------------------------------------------------------------------------------
   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

2                                  (a)  [_]
                                   (b)  [x]
--------------------------------------------------------------------------------
   SEC USE ONLY
3

--------------------------------------------------------------------------------
   CITIZENSHIP OR PLACE OF ORGANIZATION
4
   United States
--------------------------------------------------------------------------------
                                   SOLE VOTING POWER
NUMBER OF                     5
                                   22,474,662
  SHARES
                       ---------------------------------------------------------
BENEFICIALLY                       SHARED VOTING POWER
                              6
 OWNED BY
                       ---------------------------------------------------------
  EACH                             SOLE DISPOSITIVE POWER
                              7
REPORTING                          22,474,662

  PERSON               ---------------------------------------------------------
                                   SHARED DISPOSITIVE POWER
  WITH:                       8
-------------------------------------------------------------------------------
   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
   22,474,662
------------------------------------------------------------------------------
   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10  (See Instructions)
                                        [_]
-------------------------------------------------------------------------------
   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
   75.91%
-------------------------------------------------------------------------------
   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
   IN
-------------------------------------------------------------------------------

                               Page 2 of 6 Pages

Item 1(a).       Name of Issuer:
---------        ---------------
                 MicroStrategy Incorporated


Item 1(b).       Address of Issuer's Principal Executive Offices:
---------        ------------------------------------------------
                 8000 Towers Crescent Drive
                 Vienna, VA 22181


Item 2(a).       Name of Person Filing:
---------        ----------------------
                 Michael J. Saylor


Item 2(b).       Address of Principal Business Office:
---------        -------------------------------------
                 1807 Vance Place
                 Vienna, VA 22181


Item 2(c).       Citizenship:
---------        ------------
                 United States


Item 2(d).       Title of Class of Securities:
---------        -----------------------------
                 Class A Common Stock


Item 2(e).       CUSIP Number:
---------        -------------
                 594972 10 1


Item 3.          If this statement is filed pursuant to (S)(S)240.13d-1(b) or
------           ------------------------------------------------------------
                 240.13d-2(b) or (c), check whether the person filing is a:
                 ---------------------------------------------------------
                 (a)  [_]  Broker or dealer registered under section 15
                           of the Act 15 U.S.C. 78o).
                 (b)  [_]  Bank as defined in section 3(a)(6) of the
                           Act (15 U.S.C. 78c).
                 (c)  [_]  Insurance company as defined in section
                           3(a)(19) of the Act (15 U.S.C. 78c).
                 (d)  [_]  Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                               Page 3 of 6 Pages

                 (e)  [_]  An investment advisor in accordance with
                           (S)240.13d-1(b)(1)(ii)(E);
                 (f)  [_]  An employee benefit plan or endowment fund in
                           accordance with (S)240.13d-1(b)(1)(ii)(F);
                 (g)  [_]  A parent holding company or control person
                           in accordance with (S)240.13d-1(b)(1)(ii)(G);
                 (h)  [_]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                 (i)  [_]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                 (j)  [x]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

                 If this statement is filed pursuant to Rule 13d-1(e), check this box. [_]


Item 4.    Ownership:
------     ---------
           (a)   Amount Beneficially Owned:  22,474,662 shares

           (b)   Percent of Class:  75.91%

           (c)   Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote:    22,474,662

           (ii)  shared power to vote or to direct the vote:

           (iii) sole power to dispose or to direct the disposition of:
                 22,474,662

           (iv)  shared power to dispose or to direct the disposition of:

Item 5.    Ownership of Five Percent or Less of a Class:
------     ---------------------------------------------
           Not applicable


Item 6.    Ownership of More Than Five Percent on Behalf of Another Person:
------     ----------------------------------------------------------------
           Not applicable


                               Page 4 of 6 Pages

Item 7.    Identification and Classification of the Subsidiary Which Acquired
------     ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company:
           ------------------------------------------------------------
           Not applicable

Item 8.    Identification and Classification of Members of the Group:
------     ---------------------------------------------------------
           Not applicable

Item 9.    Notice of Dissolution of Group:
------     ------------------------------
           Not applicable

Item 10.   Certification:
-------    -------------
           Not applicable


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 16, 1999           /s/ Michael J. Saylor
                                    -----------------------------------------
                                    Michael J. Saylor


                                    Alcantara LLC

                                    by:  /s/ Michael J. Saylor
                                    -----------------------------------------
                                    Michael J. Saylor, Sole Member


                                    Michael J. Saylor Qualified Annuity Trust

                                    by:  /s/ Michael J. Saylor
                                    -----------------------------------------
                                    Michael J. Saylor, Trustee

                               Page 5 of 6 Pages